EXHIBIT 13

                     INVESTMENT REPRESENTATION LETTER


                              August 7, 1991

Great Hall Investment Funds, Inc.
110 South Sixth Street
Minneapolis, Minnesota 55402

Dear Sir/Madam:

     In connection with the purchase by Inter-Regional Financial Group, Inc. (the "Purchaser") of 100,000 shares of capital stock of Great Hall U.S. Government Money Market Fund (a fund within Great Hall Investment Funds, Inc.) (the "Stock"), the Purchaser hereby represents that it is acquiring such Stock for investment with no intention of reselling or otherwise distributing the Stock. The Purchaser hereby further agrees that any transfer of any such stock of any interest in it shall be subject to the following conditions:

     1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

     2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected the Purchaser shall than be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Stock unless such Stock is registered.

     The Purchaser hereby authorizes you to take such action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

                                           Very truly yours,

                                           INTER-REGIONAL FINANCIAL GROUP, INC.

                                           By:      /s/ Connie L. Busch

                                           Its:         Vice President
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